EXHIBIT 99. PRESS RELEASE DATED NOVEMBER 6, 2003.

Humphrey Hospitality Trust, Inc. Reports Third Quarter 2003 Results

COLUMBIA, MD—(MARKET WIRE)—November 6, 2003—Humphrey Hospitality Trust, Inc. (NASDAQ: HUMP), a self-advised real estate investment trust, today announced its results for the third quarter ended September 30, 2003.

Net earnings were $3.0 million, or $.25 per basic and diluted share, for the third quarter of 2003, compared to net earnings of $2.1 million, or $.19 per basic and diluted share, for the same quarter last year. Funds from operations (“FFO”) were $3.7 million, or $.31 per basic and diluted share for the quarter ended September 30, 2003, as compared to $3.5 million, or $.29 per diluted share, reported for the same quarter in 2002.

Comparable, same-store revenue per available room (“RevPAR”) for the third quarter 2003 increased 1.5%, to $37.75, with such increase being driven by a 2.6% ($1.38) rise in comparable, same-store average daily rate ($54.02). Comparable, same-store occupancy fell 70 basis points, to 69.9%, for the 2003 third quarter.

Third quarter 2003 FFO increased $241,000 (7%), primarily due to lower financing costs ($381,000), and a 1.5% increase in comparable RevPAR ($256,000). The improvement in FFO was partially offset by the Company’s recognition of an impairment loss on one of its hotels ($212,000).

Net earnings climbed $840,000 relative to the third quarter ended September 30, 2002, due principally to a gain on the sale of the Company’s Grapevine, TX Super 8 hotel in July 2003 ($637,000). In addition, a provision for built-in gains taxes was reduced ($300,000) based on a tax planning strategy implemented in the third quarter of 2003 that resulted in a reallocation of hotel sales proceeds from the Company to its wholly owned taxible REIT subsidiary, TRS Leasing, Inc. Additional items contributing to this favorable change in earnings included a $381,000 decline in financing costs, a 1.5% increase in comparable RevPAR ($256,000), offset partially by the Company’s recognition of a $212,000 impairment loss on one of its hotels.

“With a great number of our properties reporting positive, year-over-year RevPAR growth during the 2003 third quarter, and our having seen this positive trend continue throughout the month of October 2003, we are growing more confident that the U.S. economy has finally begun to turn” commented Randy Whittemore, President & CEO of Humphrey Hospitality Trust, Inc. “While this welcomed improvement in our operating results is certainly cause for enthusiasm, much uncertainty still exists in the world, and the threat of new competition in our markets still remains. Accordingly, we will remain cautious as we execute on our long-term plan for the Company” added Mr. Whittemore.

In October 2003, the Company completed the sale of its Allentown, PA Super 8 hotel, netting $2.4 million in proceeds. As a result of the Company’s full payoff of a mortgage with Mercantile Safe Deposit & Trust Company ($3.8 million), the Allentown hotel was unencumbered at the time of its sale. Accordingly, the Company used the net proceeds from the sale of the Allentown hotel to temporarily reduce its net borrowings on a $10.0 million revolving credit facility with US Bank ($4.0 million at October 31, 2003).

“In looking forward to 2004 and beyond, we expect that the construction of new, competing hotels will negatively affect selected markets. Accordingly,

we plan to continue in our strategy of selectively disposing of non-core hotels, while simultaneously improving the market capitalization of our Company” stated Mr. Whittemore. “As a result of having successfully executed on this strategy over the past two years, we believe that we have now positioned the Company for future growth, and are in the position to focus on the task of upgrading our portfolio with new, high quality assets” concluded Mr. Whittemore.

Humphrey Hospitality Trust, Inc. specializes in limited-service lodging. The Company owns 76 hotels in 17 mid-western and eastern states.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

CONTACT: Humphrey Hospitality Trust, Inc.

Michael Schurer, 443/259-4924

The following table sets forth the Company’s unaudited results of operations for the three and nine-month periods ended

September 30, 2003 and 2002, respectively.

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
REVENUES
Room rentals and other hotel services	$17,709	$17,614	$45,933	$47,923
Other	34	32	162	116

	17,743	17,646	46,095	48,039

EXPENSES
Hotel and property operations	11,774	11,873	32,708	33,095
Interest	1,547	1,809	4,858	6,162
Depreciation	1,662	1,708	5,084	5,616
General and administrative	506	441	1,606	1,823
Agreement cancellation expense	—	—	—	211

	15,489	15,831	44,256	46,907

EARNINGS FROM CONTINUING OPERATIONS BEFORE NET GAINS (LOSSES) ON DISPOSITIONS OF ASSETS AND PROVISION FOR IMPAIRMENT LOSS AND MINORITY INTEREST	2,254	1,815	1,839	1,132
Net gains (losses) on dispositions of assets	(532)	9	(542)	53
Provision for impairment loss	(212)	—	(212)	(1,365)
Minority interest	(60)	(287)	(219)	(284)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	1,450	1,537	866	(464)
Discontinued operations	1,533	606	1,326	150

NET EARNINGS (LOSS)	$2,983	$2,143	$2,192	$(314)

NET EARNINGS (LOSS) PER SHARE—BASIC AND DILUTED:
Continuing operations	$0.12	$0.14	$0.07	$(0.04)
Discontinued operations	0.13	0.05	0.11	0.01

Net earnings (loss)	$0.25	$0.19	$0.18	$(0.03)

Unaudited—In thousands, except statistical and per share data:

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Weighted average number of shares outstanding for calculation of earnings (loss) per share—basic and diluted	12,049	11,318	12,044	11,318

Weighted average number of shares outstanding for calculation of FFO per share—basic	12,049	11,318	12,044	11,318

Weighted average number of shares outstanding for calculation of FFO per share—diluted	12,069	12,069	12,069	12,069

Reconciliation of net earnings (loss) to FFO
Net earnings (loss)	$2,983	$2,143	$2,192	$(314)
Depreciation	1,669	1,848	5,262	6,293
Net (gains) losses on disposition of assets	(959)	(539)	(1,974)	(1,037)

FFO (1)	$3,693	$3,452	$5,480	$4,942

FFO per share—basic	$0.31	$0.31	$0.45	$0.44

FFO per share—diluted	$0.31	$0.29	$0.45	$0.41

(1) FFO is a non-GAAP financial measure. The Company considers FFO to be a market accepted measure of an equity REIT’s operating performance, which is necessary, along with net earnings, for an understanding of the Company’s operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding gains (or losses) from sales of real estate, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes its method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner, therefore, the Company’s calculation may not be the same as the calculation of FFO for similar REITs.

The Company uses FFO as a performance measure to facilitate a periodic evaluation of its operating results relative to those of its peers, who like Humphrey Hospitality Trust, Inc., are typically members of NAREIT. The Company considers FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a more meaningful and accurate indication of our performance.

FFO for the three and nine months ended September 30, 2003 includes impairment losses on real estate of $212,000 and $1,152,000, respectively. FFO for the nine months ended September 30, 2002 includes impairment losses on real estate of $2,246,000. Prior to the third quarter of 2003, the Company followed a practice of excluding such losses from FFO. However, it revised this practice based on clarification of the SEC staff’s position on the FFO treatment of impairment losses and guidance from NAREIT issued during the third quarter of 2003.

The following table sets forth the operating results of the Company’s hotel properties on a same-store basis for the three and nine-month periods ended September 30, 2003 and 2002, respectively. Over the 21-month period ending September 30, 2003, the Company has sold 14 hotels (the “Sold Hotels”), and additionally, has designated two additional hotels as held for sale at September 30, 2003 (the “Sale Hotels”). Same-store basis presentation reflects the revenues and expenses of the Company’s 75 hotels that were consistently reported as a component of continuing operations over this 21-month period, which excludes the operations of the Sold Hotels and Sale Hotels.

This presentation includes non-GAAP financial measures. Statement of Financial Accounting Standards No. 144 (“SFAS 144”) requires the Company to report the operations of all properties disposed of subsequent to January 1, 2002 (excluding properties that were classified as held for sale at December 31, 2001) separately as discontinued operations for all periods presented. The following information is not presented in accordance with SFAS 144 as the results of all of the Sold Hotels, not just the nine to which SFAS 144 applies, are excluded. The Company believes that the presentation of hotel property operating results on a same-store basis is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ results.

Unaudited—In thousands, except statistical data:

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Same store average daily room rate (ADR)	$54.02	$52.64	$52.45	$51.05
Same store revenue per available room (RevPAR)	$37.75	$37.19	$32.94	$33.23
Same store occupancy percentage	69.9%	70.6%	62.8%	65.1%

Reconciliation of revenue from room rentals and other hotel services to Same store revenue from room rentals and other hotel services
Room rentals and other hotel services from continuing operations	$17,709	$17,614	$45,933	$47,923
Less: Room rentals and other hotel services of Sold Hotels unaffected by SFAS 144	—	77	—	1,324

Same store revenue from room rentals and other hotel services	17,709	17,537	45,933	46,599

Same store revenue from room rentals and other hotel services consists of:
Room rental revenue	$17,259	$16,999	$44,683	$45,085
Telephone revenue	85	116	248	356
Other hotel service revenues	365	422	1,002	1,158

Same store revenue from room rentals and other hotel services	$17,709	$17,537	$45,933	$46,599

Reconciliation of expenses from hotel and property operations to Same store hotel and property operations expense
Hotel and property operations expense from continuing operations	$11,774	$11,873	$32,708	$33,095
Less: Corporate level costs excluded from second quarter 2002 hotel and property operations (1)	—	—	226	—

Less: Hotel and property operations expenses of Sold Hotels unaffected by SFAS 144	—	109	—	1,112

Same store hotel and property operations expense	$11,774	$11,764	$32,482	$31,983

Same-Store Property Operating Income (“POI”) (Same store revenue from room rentals and other hotel services less Same store hotel and property operations expense) (3)	$5,935	$5,773	$13,451	$14,616

POI as a percentage of same store revenue from room rentals and other hotel services (“POI Margin”) (2)	33.5%	32.9%	29.3%	31.4%

(1)	Represents costs that were reported as general and administrative costs in 2002.

(2)	The Company believes POI Margin is useful to investors seeking to determine the operating efficiency of the Company’s comparable hotel properties at September 30, 2003.

(3)	Reconciliation of Net Earnings (Loss) to Same-Store Property Operating Income:

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net earnings (loss)	$2,983	$2,143	$2,192	$(314)
Depreciation	1,669	1,848	5,262	6,293
Gain on disposition of assets	(959)	(539)	(1,974)	(1,037)
Provision for impairment loss	212	—	1,152	2,246
Interest expense	1,564	1,945	5,299	6,735
Minority interest	60	287	219	284
General and Administrative expense	506	441	1,606	1,823
Agreement cancellation expense	—	—	—	211
TRS corporate level costs excluded from 2002 hotel and property operations	—	—	226	—
Other revenues	(34)	(32)	(162)	(116)
Room rentals and other hotel services—discontinued operations	(429)	(1,792)	(2,185)	(6,193)
Hotel and property operations expense—discontinued operations	363	1,440	1,816	4,896
Room rentals and other hotel services—assets sold in 2002	—	(77)	—	(1,324)
Hotel and property operations expense—assets sold in 2002	—	109	—	1,112

POI	$5,935	$5,773	$13,451	$14,616